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                                                                    EXHIBIT 10.3


                                November 11, 1999


Mr. William Reeb
Premark International, Inc.
1717 Deerfield Road
Deerfield, Illinois  60015-3978

         Re:      Letter of Understanding

Dear Mr. Reeb:

         As you know, Illinois Tool Works Inc. ("ITW") and a wholly owned subsidiary of ITW ("Merger Sub") have entered into an Agreement and Plan of Reorganization (the "Merger Agreement") with Premark International, Inc. ("Premark") with respect to the proposed transaction (the "Transaction") whereby Merger Sub will be merged with and into Premark. I am writing to confirm how ITW will treat the Transaction for purposes of your Employment Agreement that becomes effective upon a change of control of Premark (your "Change of Control Agreement") and to briefly describe your going forward relationship with ITW. If the approach outlined in this letter is acceptable to you, please sign it and return it to John Karpan, Senior Vice President, Human Resources, by
November 12, 1999. An additional copy of this letter is enclosed for your files.

         ITW acknowledges that the Transaction will result in circumstances constituting "Good Reason" under your Change of Control Agreement that will enable you to terminate employment immediately upon the closing and receive the benefits thereunder. However, in order to encourage continuity following the closing, ITW will pay you, or cause Premark to pay you, $1,110,000 on or as soon as practicable following the closing of the Transaction. This payment is in lieu of the amounts that would be due you under Section 6(a)(i) of your Change of Control Agreement were you to terminate your employment for Good Reason. In addition, if your employment is terminated within the first three years following the closing of the Transaction for any reason other than "cause" (as defined in your Change of Control Agreement), you will be entitled to the benefit continuation provisions under Section 6(a)(ii) of your Change of Control Agreement (including but not limited to lifetime medical benefits) except that the benefits provided shall be based solely on the then existing ITW benefit programs in which you participate at that time, as they may be amended from time to time. Section 9 of your Change of Control Agreement will continue to apply to all payments received from ITW or Premark, including but not limited to payments under this letter.



                                   Exh. 10.3-1

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         Going forward, Sections 3 through 6 of your Change of Control Agreement will no longer be in effect (except as specifically provided above) and you will be an at-will employee of ITW. Your current base salary will continue as your initial base salary after the closing of the Transaction. Your annual incentive opportunities will be comparable to those for similarly situated employees of ITW. You have agreed, however, to continue in the employ of ITW at a minimum for such reasonable period, not in excess of one year, following the closing of the Transaction as ITW may request (the "Transition Period"). In consideration of the payments made under the preceding paragraph, you agree that should your employment be terminated during the one-year period following the closing of the Transaction, you will not be entitled to severance payments under any severance plan of ITW. However, ITW will not be entitled to, and will not attempt to, recoup from you any of the payments or benefits described in the preceding paragraph of this letter even if you terminate your employment during the Transition Period.

         The terms of this letter and the Executive Noncompetition Agreement dated as of the date hereof, set forth our entire agreement as to the terms of your employment with ITW and your rights under the Change of Control Agreement provided that such terms do not preclude pooling of interests accounting for the Transaction. If it is determined that any payment pursuant thereto would preclude such accounting treatment, such payment will not be made and ITW and you agree to negotiate in good faith modified terms of employment which will not preclude such accounting treatment; provided, however, that you may in that event at your discretion elect to have your employment, and any termination thereof, governed by the terms of your Change of Control Agreement unmodified by this letter.

         I look forward to working with you as a member of the ITW team. If you have any questions regarding this letter, give John Karpan a call at (847) 657-4096.

                                          Very truly yours,

                                          /s/ W. James Farrell

                                          W. James Farrell
                                          Chairman and Chief Executive Officer

Acknowledged and agreed to
this 12th day of
November, 1999.



/s/ William Reeb
---------------------------
William Reeb


                                  Exh. 10.3-2